Exhibit 99.1
FOR IMMEDIATE RELEASE
News Release

Linda McNeill
Investor Relations
(713) 267-7622

BRISTOW GROUP REPORTS FINANCIAL RESULTS
FOR ITS 2015 FISCAL FIRST QUARTER ENDED JUNE 30, 2014

•	FIRST QUARTER GAAP NET INCOME OF $44.1 MILLION ($1.23 PER DILUTED SHARE)

•	FIRST QUARTER ADJUSTED NET INCOME INCREASES 30% TO $47.4 MILLION ($1.32 PER DILUTED SHARE) COMPARED TO PRIOR YEAR QUARTER

•	GAAP AND ADJUSTED NET INCOME BOTH INCLUDE THE REVERSAL OF A BAD DEBT ALLOWANCE OF $4.4 MILLION ($0.08 PER DILUTED SHARE)

•	FIRST QUARTER ADJUSTED EBITDAR OF $127.6 MILLION, DRIVEN BY EXCELLENT REVENUE GROWTH

•	FIRST QUARTER SHARE REPURCHASES TOTALING $20.2 MILLION WITH $102 MILLION REPURCHASED SINCE NOVEMBER 2013

•	COMPANY REAFFIRMS GUIDANCE FOR FULL FISCAL YEAR 2015 ADJUSTED EPS OF $4.70 - $5.20
HOUSTON, August 4, 2014 – Bristow Group Inc. (NYSE: BRS) today reported net income for the June 2014 quarter of $44.1 million, or $1.23 per diluted share on a GAAP basis, compared to net income of $26.9 million, or $0.74 per diluted share, in the same period a year ago.
Adjusted net income, which excludes special items and asset disposition effects, increased 30% to $47.4 million, or $1.32 per diluted share, for the June 2014 quarter, compared to $36.5 million, or $1.00 per diluted share, in the June 2013 quarter.
Adjusted earnings before interest, taxes, depreciation, amortization and rent (“adjusted EBITDAR”), which also excludes special items and asset disposition effects, increased 25% to $127.6 million for the June 2014 quarter compared to $102.5 million in the same period a year ago. Net cash provided by operating activities increased 2.5% to $37.3 million for the three months ended June 30, 2014 compared to $36.4 million for the same period a year ago.
The increase in adjusted EBITDAR, adjusted net income and adjusted diluted earnings per share for the June 2014 quarter compared to the June 2013 quarter was primarily driven by:

•	An increase in activity in our Europe Business Unit, including the commencement of Search and Rescue (“SAR”) work under the U.K. Gap SAR contract and the addition of Eastern Airways,

•	The startup of new contracts in Australia,

•	A favorable shift in the mix to larger aircraft under contract that benefited our operations in North America,

•
The recovery of $6.8 million from an original equipment manufacturer (“OEM”) provided in the form of maintenance credits resulting from a settlement for aircraft performance issues and transportation costs and benefited our Europe and Australia Business Units,

•	The reversal of $4.4 million in bad debt expense in our North America Business Unit related to a client that had previously filed for bankruptcy for which we have now settled and collected funds, and

•	A favorable impact from changes in foreign currency exchange rates, which resulted in an increase to adjusted EBITDAR of $5.9 million.
Additionally, operating income, net income and diluted earnings per share, on an unadjusted and adjusted basis, were impacted by a $10.1 million increase in rent expense over the same quarter a year ago as we increased the number of leased aircraft.
“The strong operating performance we delivered in the first quarter is a true reflection of the passion and professionalism of our Bristow employees worldwide as we achieved Target Zero Safety while significantly growing revenue year over year and sequentially," said Jonathan E. Baliff, President and Chief Executive Officer of Bristow Group. “Our fiscal first quarter also delivered respectable margin improvements as we introduced more new technology large aircraft in our Europe, Australia and North America Business Units. This strong start has us positioned for an excellent fiscal year 2015 as we prepare for UK SAR operations in fiscal year 2016 while also being laser-focused on serving our existing and new energy clients with safe, value added services.”
FIRST QUARTER FY2015 RESULTS

•	Operating revenue increased 22% to $437.3 million compared to $359.5 million in the same period a year ago.

•	Operating income increased 16% to $65.2 million compared to $56.1 million in the June 2013 quarter.

•	GAAP net income increased 64% to $44.1 million, or $1.23 per diluted share, compared to $26.9 million, or $0.74 per diluted share, in the June 2013 quarter.

•
Cash as of June 30, 2014 totaled $133.8 million compared to $204.3 million as of March 31, 2014. Our total liquidity, including cash on hand and availability on our revolving credit facility, was $331.3 million as of June 30, 2014 compared to $529.9 million as of March 31, 2014.

•	GAAP results for the June 2014 quarter were affected by the following special items that are excluded from our adjusted non-GAAP financial measures for the quarter:

◦	$1.0 million in costs related to the restructuring of our North America Business Unit,

◦	$3.7 million in expense related to CEO succession,

◦	$0.9 million in premium and fees associated with the repurchase of some of our 6 ¼% Senior Notes due 2022, and

◦	A gain on disposal of assets of $0.6 million compared to a loss of $1.7 million in the June 2013 quarter.

FIRST QUARTER FY2015 BUSINESS UNIT RESULTS
Europe Business Unit
The operations of our Europe Business Unit have continued to expand since the June 2013 quarter with the net addition of five large aircraft. These additional aircraft, as well as an overall increase in activity with existing clients and under new contracts primarily in the Northern North Sea in the U.K. and Norway, resulted in $12.4 million of increased operating revenue. Additionally, we began operating the U.K. Gap SAR contract at two bases in June and July 2013 resulting in an increase of $12.0 million in operating revenue for the June 2014 quarter compared to the prior year quarter. Also, we acquired a 60% interest in Eastern Airways in February 2014, which contributed $39.8 million to the increase in operating revenue and $9.3 million in adjusted EBITDAR for the June 2014 quarter. Adjusted EBITDAR increased almost 66% year-over-year and adjusted EBITDAR margin increased to 34.1% in the June 2014 quarter compared to 30.3% in the June 2013 quarter primarily due to a benefit from the recovery of $4.8 million in maintenance credits from an OEM during the June 2014 quarter, partially offset by a decrease in earnings from unconsolidated affiliates of $2.7 million due to the sale of the FB Entities in July 2013. Sequential quarterly adjusted EBITDAR increased to $68.7 million in the June 2014 compared to $63.6 million in the March 2014 quarter while EBITDAR margins remained strong at 34.1% in June 2014 compared to 37.3% in the March 2014 quarter.
West Africa Business Unit
Pricing improvements drove revenue increases in our West Africa Business Unit, leading to a 5.5% increase in operating revenue for the June 2014 quarter compared to the June 2013 quarter. However, an increase in salaries and benefits due to annual salary increases, training costs associated with the introduction of a new aircraft type into this market that are not expected to impact expense in future quarters, unplanned aircraft maintenance and an increase in value-added taxes resulted in a 13.8% decrease in adjusted EBITDAR compared with the June 2013 quarter as well as a decrease in adjusted EBITDAR margin to 25.6% for the June 2014 quarter compared to 31.3% for the June 2013 quarter.
North America Business Unit
An increase in medium and large aircraft in this business unit, the decrease in small aircraft on contract in the U.S. Gulf of Mexico and the planned closure of Alaska operations, drove the approximately flat revenue results in North America year over year. However, North America’s adjusted EBITDAR and adjusted EBITDAR margin improved to $22.9 million and 39.7%, respectively, in the June 2014 quarter compared to $17.0 million and 29.2%, respectively, in the June 2013 quarter, driven by this change in the mix of fleet on contract in the U.S. Gulf of Mexico to more medium and large aircraft. A reversal of bad debt expense of $4.4 million also added to adjusted EBITDAR. This bad debt expense reversal related to a client that had previously filed for bankruptcy for which we have now settled and collected funds. These increases were partially offset by a decrease in earnings from unconsolidated affiliates, net of losses, related to our Canadian based Cougar investment. Sequentially, adjusted EBITDAR margin improved to 39.7% in the June 2014 quarter compared to 35.4% in the March 2014 quarter primarily due to similar year over year drivers. Before the benefit of the reversal of bad debt expense of $4.4 million, adjusted EBITDAR margin was 32.2% for the June 2014 quarter.
Australia Business Unit
Operating revenue for our Australia Business Unit increased 21.7% to $46.5 million in the June 2014 quarter from $38.2 million in the June 2013 quarter due to the start of new contracts, including the INPEX contract. Also, during the June 2014 quarter, we were able to recover $2.0 million in credits for maintenance expense from an OEM as settlements for aircraft performance and transportation costs. As a result of these contracts and maintenance expense credits, adjusted EBITDAR and adjusted EBITDAR margin increased in the June 2014 quarter to $11.0 million and 23.7%, respectively, from $6.8 million and 17.7%, respectively, in the June 2013 quarter and remained flat sequentially from the March 2014 quarter margin of 24.0%. We continue to incur salaries and benefits, depreciation, insurance, training and lease costs related to the new contracts which led to slight declines in operating income and operating margin.

Other International Business Unit
Operating revenue for our Other International Business Unit increased in the June 2014 quarter primarily due to increased activity in Trinidad and start-up of a contract in Tanzania, partially offset by a decline in aircraft on contract in Malaysia, Russia and Mexico. Adjusted EBITDAR and adjusted EBITDAR margin for the June 2014 quarter decreased to $14.7 million and 41.4%, respectively, compared to $22.2 million and 67.4%, respectively, in the June 2013 quarter, primarily due to a decrease in earnings from unconsolidated affiliates, net of losses, and the decline in activity in Malaysia, partially offset by increased activity in Trinidad and the new contract in Tanzania. The primary driver of the decrease in earnings from unconsolidated affiliates, net of losses, is a decrease in earnings from our investment in Líder in Brazil of $4.2 million in the June 2014 quarter resulting from a reduction in aircraft sales and higher income taxes as compared to the June 2013 quarter. Sequentially, earnings from our investment in Líder, excluding special items, decreased slightly as a result of foreign currency effects.
GUIDANCE
We are reaffirming our adjusted diluted earnings per share guidance for the full fiscal year 2015 of $4.70 to $5.20, reflecting our expectation of strong operating performance to continue through our fiscal year.
“The fiscal first quarter of 2015 exceeded our internal expectations as we delivered record results for a first quarter. We experienced business growth in key markets, with an impressive increase of 22% in operating revenue over the same period a year ago and 8% sequentially. Particularly impressive, is Bristow's ability to drive increases in Gross Cash Flow returns and BVA, while spending record amounts on capital expenditures for growth. Bristow has a talented team of professionals across the organization at all levels, all striving for excellence. This dedication is represented in the strength of our results and the continued expectation for growth,” said John H. Briscoe, Senior Vice President and Chief Financial Officer of Bristow Group.
As a reminder, our adjusted diluted earnings per share guidance excludes the effect of special items and asset dispositions because their timing and amounts are more variable and less predictable. Further, this guidance is based on current foreign currency exchange rates. In providing this guidance, we have not included the impact of any changes in accounting standards or significant acquisitions and divestitures. Events or other circumstances that we do not currently anticipate or cannot predict, including any issues involved with the return to full revenue service of the EC225 aircraft and changes in the market and industry, could result in earnings per share for fiscal year 2015 that are significantly above or below this guidance. Factors that could cause such changes are described below under the Forward-Looking Statements Disclosure and the Risk Factors in our quarterly report on Form 10-Q for the quarter ended June 30, 2014 and annual report on Form 10-K for the fiscal year ended March 31, 2014.
DIVIDEND AND SHARE REPURCHASE
On July 31, 2014, our Board of Directors approved our fourteenth consecutive quarterly dividend. This dividend of $0.32 per share will be paid on September 15, 2014 to shareholders of record on August 29, 2014 and is 113% higher than the first dividend paid in June 2011. Based on shares outstanding as of June 30, 2014, the total quarterly dividend payment will be approximately $11.4 million. Additionally, during the June 2014 quarter, we spent $20.2 million to repurchase 270,598 shares of our Common Stock. Subsequently, in July 2014, we spent an additional $3.8 million to repurchase another 52,428 shares of our Common Stock. Since we first commenced a share repurchase program in December 2011, we have repurchased over 5% of our Common Stock. As of July 31, 2014, we had $31.7 million of repurchase authority remaining from $133.4 million that was authorized for share repurchases between November 5, 2013 and November 5, 2014.

CONFERENCE CALL
Management will conduct a conference call starting at 10:00 a.m. EDT (9:00 a.m. CDT) on Tuesday, August 5, 2014 to review financial results for the fiscal year 2015 first quarter ended June 30, 2014. This release and the most recent investor slide presentation are available in the investor relations area of our web page at www.bristowgroup.com. The conference call can be accessed as follows:
Via Webcast:

•	Visit Bristow Group’s investor relations Web page at www.bristowgroup.com

•	Live: Click on the link for “Bristow Group Fiscal 2015 First Quarter Earnings Conference Call”

•	Replay: A replay via webcast will be available approximately one hour after the call’s completion and will be accessible for approximately 90 days
Via Telephone within the U.S.:

•	Live: Dial toll free 1-888-296-4204

•	Replay: A telephone replay will be available through August 19, 2014 and may be accessed by calling toll free 1-888-203-1112, passcode: 9991575#
Via Telephone outside the U.S.:

•	Live: Dial 1-719-457-2623

•	Replay: A telephone replay will be available through August 19, 2014 and may be accessed by calling 1-719-457-0820, passcode: 9991575#
ABOUT BRISTOW GROUP INC.
Bristow Group Inc. is the leading provider of helicopter services to the worldwide offshore energy industry based on the number of aircraft operated and one of two helicopter service providers to the offshore energy industry with global operations. The Company has major transportation operations in the North Sea, Nigeria and the U.S. Gulf of Mexico, and in most of the other major offshore oil and gas producing regions of the world, including Australia, Brazil, Canada, Russia and Trinidad.  For more information, visit the Company’s website at www.bristowgroup.com.
FORWARD-LOOKING STATEMENTS DISCLOSURE
Statements contained in this news release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. These forward-looking statements include statements regarding earnings guidance, EC225 return to service, capital deployment strategy, operational and capital performance, shareholder return, liquidity and market and industry conditions. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Risks and uncertainties include without limitation: fluctuations in the demand for our services; fluctuations in worldwide prices of and demand for oil and natural gas; fluctuations in levels of oil and natural gas production, exploration and development activities; the impact of competition; actions by clients; the risk of reductions in spending on helicopter services by governmental agencies; changes in tax and other laws and regulations; changes in foreign exchange rates and controls; risks associated with international operations; operating risks inherent in our business, including the possibility of declining safety performance; general economic conditions including the capital and credit markets; our ability to obtain financing; the risk of grounding of segments of our fleet for extended periods of time or indefinitely; our ability to re-deploy our aircraft to regions with greater demand; our ability to acquire additional aircraft and dispose of older aircraft through sales into the aftermarket; the possibility that we do not achieve the anticipated benefit of our fleet investment program; availability of employees; and political instability, war or acts of terrorism in any of the countries where we operate. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2014 and annual report on Form 10-K for the fiscal year ended March 31, 2014. Bristow Group Inc. disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events or otherwise.
(financial tables follow)

BRISTOW GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts and percentages)
(Unaudited)

	Three Months Ended June 30,
	2014	2013

Gross revenue:
Operating revenue from non-affiliates	$415,905	$336,248
Operating revenue from affiliates	21,430	23,299
Reimbursable revenue from non-affiliates	35,203	39,382
Reimbursable revenue from affiliates	—	65
	472,538	398,994
Operating expense:
Direct cost	293,863	255,256
Reimbursable expense	32,608	36,743
Depreciation and amortization	25,334	22,819
General and administrative	60,432	40,308
	412,237	355,126

Gain (loss) on disposal of assets	610	(1,721)
Earnings from unconsolidated affiliates, net of losses	4,281	13,972
Operating income	65,192	56,119

Interest expense, net	(7,127)	(20,251)
Other income (expense), net	(1,239)	(1,366)
Income before provision for income taxes	56,826	34,502
Provision for income taxes	(11,823)	(7,590)
Net income	45,003	26,912
Net income attributable to noncontrolling interests	(894)	(26)
Net income attributable to Bristow Group	$44,109	$26,886

Earnings per common share:
Basic	$1.24	$0.74
Diluted	$1.23	$0.74

Non-GAAP measures:
Adjusted operating income	$69,304	$57,840
Adjusted operating margin	15.8%	16.1%
Adjusted EBITDAR	$127,623	$102,473
Adjusted EBITDAR margin	29.2%	28.5%
Adjusted net income	$47,369	$36,504
Adjusted diluted earnings per share	$1.32	$1.00

BRISTOW GROUP INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30, 2014	March 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$133,804	$204,341
Accounts receivable from non-affiliates	303,580	292,650
Accounts receivable from affiliates	7,018	4,793
Inventories	150,913	137,463
Assets held for sale	30,293	29,276
Prepaid expenses and other current assets	54,787	53,084
Total current assets	680,395	721,607
Investment in unconsolidated affiliates	265,955	262,615
Property and equipment – at cost:
Land and buildings	149,829	145,973
Aircraft and equipment	2,828,915	2,646,150
	2,978,744	2,792,123
Less – Accumulated depreciation and amortization	(536,362)	(523,372)
	2,442,382	2,268,751
Goodwill	57,771	56,680
Other assets	94,215	88,604
Total assets	$3,540,718	$3,398,257
LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Accounts payable	$102,278	$89,818
Accrued wages, benefits and related taxes	68,430	71,192
Income taxes payable	62	13,588
Other accrued taxes	7,681	9,302
Deferred revenue	30,224	31,157
Accrued maintenance and repairs	18,493	17,249
Accrued interest	8,145	16,157
Other accrued liabilities	54,755	45,853
Deferred taxes	14,090	12,372
Short-term borrowings and current maturities of long-term debt	13,851	14,207
Deferred sale leaseback advance	152,347	136,930
Total current liabilities	470,356	457,825
Long-term debt, less current maturities	941,257	827,095
Accrued pension liabilities	82,365	86,823
Other liabilities and deferred credits	59,876	78,126
Deferred taxes	179,232	169,519
Temporary equity	24,245	22,283
Stockholders’ investment:
Common stock	374	373
Additional paid-in capital	767,918	762,813
Retained earnings	1,277,976	1,245,220
Accumulated other comprehensive loss	(147,298)	(156,506)
Treasury shares	(124,122)	(103,965)
Total Bristow Group stockholders’ investment	1,774,848	1,747,935
Noncontrolling interests	8,539	8,651
Total stockholders’ investment	1,783,387	1,756,586
Total liabilities and stockholders’ investment	$3,540,718	$3,398,257

BRISTOW GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended June 30,
	2014	2013
Cash flows from operating activities:
Net income	$45,003	$26,912
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	25,334	22,819
Deferred income taxes	8,406	11,768
Write-off of deferred financing fees	164	12,733
Discount amortization on long-term debt	1,055	921
(Gain) loss on disposal of assets	(610)	1,721
Stock-based compensation	4,187	2,869
Equity in earnings from unconsolidated affiliates (in excess of) less than dividends received	(4,281)	(4,974)
Tax benefit related to stock-based compensation	(166)	(2,522)
Increase (decrease) in cash resulting from changes in:
Accounts receivable	(972)	(6,949)
Inventories	(11,033)	(4,112)
Prepaid expenses and other assets	(1,850)	(791)
Accounts payable	7,511	4,339
Accrued liabilities	(23,027)	(18,782)
Other liabilities and deferred credits	(12,376)	(9,539)
Net cash provided by operating activities	37,345	36,413
Cash flows from investing activities:
Capital expenditures	(200,447)	(179,532)
Proceeds from asset dispositions	6,643	1,893
Net cash used in investing activities	(193,804)	(177,639)
Cash flows from financing activities:
Proceeds from borrowings	148,044	103,357
Debt issuance costs	—	(12,733)
Repayment of debt	(35,848)	(1,733)
Partial prepayment of put/call obligation	(15)	(14)
Repurchase of common stock	(20,157)	—
Common stock dividends paid	(11,353)	(9,045)
Issuance of common stock	975	3,004
Tax benefit related to stock-based compensation	166	2,522
Net cash provided by financing activities	81,812	85,358
Effect of exchange rate changes on cash and cash equivalents	4,110	237
Net decrease in cash and cash equivalents	(70,537)	(55,631)
Cash and cash equivalents at beginning of period	204,341	215,623
Cash and cash equivalents at end of period	$133,804	$159,992

BRISTOW GROUP INC. AND SUBSIDIARIES
SELECTED OPERATING DATA
(In thousands, except flight hours and percentages)
(Unaudited)

	Three Months Ended June 30,
	2014	2013
Flight hours (excluding Bristow Academy and unconsolidated affiliates):
Europe	24,038	16,294
West Africa	10,684	11,716
North America	11,820	15,922
Australia	2,845	2,794
Other International	3,791	3,365
Consolidated	53,178	50,091
Operating revenue:
Europe	$201,681	$137,159
West Africa	79,958	75,779
North America	57,515	58,235
Australia	46,516	38,213
Other International	35,533	32,893
Corporate and other	17,072	18,115
Intra-business unit eliminations	(940)	(847)
Consolidated	$437,335	$359,547
Operating income (loss):
Europe	$40,369	$20,021
West Africa	16,662	19,253
North America	12,546	8,123
Australia	2,253	3,280
Other International	10,402	18,442
Corporate and other	(17,650)	(11,279)
Gain (loss) on disposal of assets	610	(1,721)
Consolidated	$65,192	$56,119
Operating margin:
Europe	20.0%	14.6%
West Africa	20.8%	25.4%
North America	21.8%	13.9%
Australia	4.8%	8.6%
Other International	29.3%	56.1%
Consolidated	14.9%	15.6%
Adjusted EBITDAR:
Europe	$68,677	$41,492
West Africa	20,443	23,720
North America	22,860	17,023
Australia	11,008	6,774
Other International	14,708	22,185
Corporate and other	(10,073)	(8,721)
Consolidated	$127,623	$102,473
Adjusted EBITDAR margin:
Europe	34.1%	30.3%
West Africa	25.6%	31.3%
North America	39.7%	29.2%
Australia	23.7%	17.7%
Other International	41.4%	67.4%
Consolidated	29.2%	28.5%

BRISTOW GROUP INC. AND SUBSIDIARIES
AIRCRAFT COUNT
As of June 30, 2014
(Unaudited)

		Aircraft in Consolidated Fleet
	Percentage of Current Quarter Operating Revenue	Helicopters
		Small	Medium	Large	Training	Fixed Wing		Unconsolidated Affiliates (3)
							Total (1)(2)		Total
Europe	46%	—	8	62	—	30	100	—	100
West Africa	18%	8	29	7	—	3	47	—	47
North America	13%	33	23	13	—	—	69	—	69
Australia	11%	2	8	19	—	—	29	—	29
Other International	8%	2	33	10	—	—	45	131	176
Corporate and other	4%	—	—	—	73	—	73	—	73
Total	100%	45	101	111	73	33	363	131	494
Aircraft not currently in fleet: (4)
On order		—	7	30	—	—	37
Under option		—	20	31	—	—	51
_________

(1)	Includes 15 aircraft held for sale and 91 leased aircraft as follows:

	Held for Sale Aircraft in Consolidated Fleet
	Helicopters
	Small	Medium	Large	Training	Fixed Wing	Total
Europe	—	—	5	—	—	5
West Africa	—	2	—	—	—	2
North America	—	—	—	—	—	—
Australia	—	—	1	—	—	1
Other International	2	4	—	—	—	6
Corporate and other	—	—	—	1	—	1
Total	2	6	6	1	—	15

	Leased Aircraft in Consolidated Fleet
	Helicopters
	Small	Medium	Large	Training	Fixed Wing	Total
Europe	—	1	20	—	13	34
West Africa	—	1	1	—	—	2
North America	1	13	4	—	—	18
Australia	2	2	4	—	—	8
Other International	—	—	—	—	—	—
Corporate and other	—	—	—	29	—	29
Total	3	17	29	29	13	91

(2)	The average age of our fleet, excluding training aircraft, was 10 years as of June 30, 2014.

(3)
The 131 aircraft operated by our unconsolidated affiliates do not include those aircraft leased from us. Includes 57 helicopters (primarily medium) and 29 fixed wing aircraft owned and managed by Líder, our unconsolidated affiliate in Brazil, which is included in our Other International business unit.

(4)	This table does not reflect aircraft which our unconsolidated affiliates may have on order or under option.

BRISTOW GROUP INC. AND SUBSIDIARIES
GAAP RECONCILIATIONS

These financial measures have not been prepared in accordance with generally accepted accounting principles (“GAAP”) and have not been audited or reviewed by our independent auditor. These financial measures are therefore considered non-GAAP financial measures. A description of the adjustments to and reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measures is as follows:

	Three Months Ended June 30,
	2014	2013
	(In thousands, except per share amounts)
Adjusted operating income	$69,304	$57,840
Gain (loss) on disposal of assets	610	(1,721)
Special items	(4,722)	—
Operating income	$65,192	$56,119

Adjusted EBITDAR	$127,623	$102,473
Gain (loss) on disposal of assets	610	(1,721)
Special items	(5,594)	—
Depreciation and amortization	(25,334)	(22,819)
Rent expense	(33,116)	(23,061)
Interest expense	(7,363)	(20,370)
Provision for income taxes	(11,823)	(7,590)
Net income	$45,003	$26,912

Adjusted net income	$47,369	$36,504
Gain (loss) on disposal of assets	483	(1,342)
Special items	(3,743)	(8,276)
Net income attributable to Bristow Group	$44,109	$26,886

Adjusted diluted earnings per share	$1.32	$1.00
Gain (loss) on disposal of assets	0.01	(0.04)
Special items	(0.10)	(0.23)
Diluted earnings per share	1.23	0.74

	Three Months Ended June 30, 2014
	Adjusted Operating Income	Adjusted EBITDAR	Adjusted Net Income	Adjusted Diluted Earnings Per Share
	(In thousands, except per share amounts)
North America restructuring (1)	$(1,033)	$(1,033)	$(671)	$(0.02)
CEO succession (2)	(3,689)	(3,689)	(2,398)	(0.07)
Repurchase of 6 ¼% Senior Notes (3)	—	(872)	(674)	(0.02)
Total special items	$(4,722)	$(5,594)	$(3,743)	(0.10)

	Three Months Ended June 30, 2013
	Adjusted Operating Income	Adjusted EBITDAR	Adjusted Net Income	Adjusted Diluted Earnings Per Share
	(In thousands, except per share amounts)
Cancellation of potential financing (4)	$—	$—	$(8,276)	$(0.23)
Total special items	$—	$—	$(8,276)	(0.23)

_________

(1)
Relates to a charges associated with the restructuring of our North America business unit and planned closure of our Alaska operations which related primarily to employee severance and retention costs.

(2)	Relates to CEO succession cost.

(3)	Relates to premium and fees associated with the repurchase of some of our 6 ¼% Senior Notes due 2022.

(4)	Relates to the cancellation of potential financing.

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